UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 21, 2016

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POOL CORPORATION
(Exact name of registrant as specified in its charter)

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Delaware	0-26640	36-3943363
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

109 Northpark Boulevard, Covington, Louisiana	70433-5001
(Address of principal executive offices)	(Zip Code)

985-892-5521
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On December 21, 2016, Pool Corporation (the “Company”) announced that Mr. Peter D. Arvan, 51, will be joining the company as Executive Vice President, effective January 3, 2017.  Mr. Arvan served as Chief Executive Officer of Roofing Supply Group (RSG) from 2013 to 2015.  Prior to joining RSG in 2013, Mr. Arvan served as President of SABIC Polymershapes (formerly GE Plastics - Polymershapes), a position he held since 2004.

There are no family relationships between Mr. Arvan and any director, executive officer or other person that would require disclosure under Item 401(d) of Regulation S-K under the Securities Act of 1933 (“Regulation S-K”). Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transaction in which Mr. Arvan had a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

Pursuant to Mr. Arvan’s employment agreement, he will receive an annual base salary of $400,000, participate in the Company’s Executive Officer Annual Incentive Plan (“AIP”) and Strategic Plan Incentive Program (“SPIP”), and receive an equity grant valued at approximately $1,500,000 upon his first date of employment and in 2018 and 2019.  In the event that Mr. Arvan is terminated without cause (as defined in the employment agreement), he will be entitled to receive the following severance payments: salary continuation for six months, pro rata portions of equity grants received in 2017 and 2018 and in the event termination occurs prior to January 1, 2019, any unpaid awards under the AIP and SPIP. Finally, the employment agreement provides that Mr. Arvan will be subject to certain restrictive covenants regarding competition and solicitation during the term of the agreement and for two years thereafter.

The foregoing summary of the employment agreement does not purport to be a complete statement of the parties’ rights under the employment agreement and is qualified in its entirety by the full text of the employment agreement, a copy of which will be filed as an exhibit to the Company’s annual report on Form 10-K for the year ending December 31, 2016.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits
99.1	Press release issued by Pool Corporation on December 21, 2016, announcing the appointment of Peter D. Arvan as Executive Vice President.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POOL CORPORATION

By:	/s/ Jennifer M. Neil
Jennifer M. Neil
Corporate Secretary

Dated: December 21, 2016